Exhibit 10.1

STOCK SALE AGREEMENT

Date:	February 9, 2005

Sellers:	KOVALSKY VLADIMIR VASYLEVICH
Address: (TBD)

VASILUK YURY NIKOLAEVICH
Address: (TBD)

IVARS HOVALKO
Address: (TBD)

KRISHNA PEMSING
Address: (TBD)

Sellers’ Representative:	VLADIMIR KOVALSKI
Baltoil-Group
130, Dzerginskogo str., Kaliningrad, Russia

Buyer:	APOLLO RESOURCES INTERNATIONAL, INC.
3001 Knox St., Suite 403
Dallas, TX 75205

Company:	KALININGRADNEFT

Address of Company:	ul. Portovaya 32a, 236039
Kaliningrad, Russia

Company Stock:	90% of the shares of the stock of Company, equal to
90% of the total equity ownership of Company.

Consideration:

One year, 6% Convertible Debenture in the amount subject to final negotiation.  Principal and interest will be convertible into Buyer’s Common Stock at the option of either Buyer or Sellers, with a minimum floor price of US$2.00 per share.

Recitals

A.           The Company owns oil production operations in the Kaliningrad Oblast region of Russia.

B.             Buyer wishes to pay Sellers the Consideration for the purchase of 90% of the Company Stock.

C.             Sellers wish to sell the Company Stock to Buyer upon the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Sale and Purchase.  Subject to the terms and conditions herein set forth, and in reliance upon the representations, warranties and covenants contained herein, Buyer agrees to purchase the Company Stock from Sellers, and Sellers agree to sell the Company Stock to Buyer.

2.                                       Purchase Price.  The purchase price for the Company Stock shall be the issuance to Sellers of the Consideration, as those terms are defined above.

3.                                       Closing.  Closing of the transaction contemplated herein (the “Closing”) shall take place on or about March 18, 2005, at a time and place to be mutually decided by the parties.  (The date on which the Closing is held shall be referred to in this Agreement as the “Closing Date.”)  At the Closing, Sellers shall deliver to Buyer the Company Stock, and Buyer shall deliver the Consideration.

4.                                       Representations and Warranties of Seller.  Sellers hereby represent and warrant to Buyer that as of the date hereof and as of the Closing:

a.               Sellers own ninety percent (90%) of the issued and outstanding equity ownership interests in the Company, the “Company Stock”.

b.              Sellers will, at Closing, be the sole legal and beneficial owners of the Company Stock, free and clear of any and all liens, claims, and encumbrances, with full power to transfer the same as contemplated herein.

c.               The Estimated Financial Condition of the Company, attached hereto as Exhibit “A”, represents an accurate good faith estimate of the Company’s current financial condition.  Specifically, there are no liens, debts or claims against any of the properties and assets of the Company besides those listed in Exhibit “A”.

d.              Sellers are not party to or bound by any contract, promissory note, agreement, commitment, or obligation, creating or securing indebtedness, obligations, or liabilities, a breach or default of which would be triggered by Sellers’ execution and delivery of this Agreement.

e.               The Company is a lawful open joint stock company, duly organized, validly existing and in good standing under the laws of the Kaliningrad Oblast, Russia, and the Russian Federation.  To the Seller’s knowledge, there are no pending actions or proceedings (i) to limit or impair the Company’s power to engage in business or (ii) to dissolve the Company.

f.                 The Company will not enter into any new contracts or agreements between the date of this Agreement and the Closing, except in the ordinary course of business.

g.              Sellers represent and warrant that the Kaliningrad Oblast is a “Special Economic Zone” regulated by special Russian Federal Laws, which includes the law that no import or export duties or taxes will be accessed against any products or equipment imported or exported to or from Kaliningrad.

5.                                       Representations, Warranties and Covenants of Buyer.  Buyer hereby represents and warrants to Sellers that as of the date hereof and as of the Closing:

a.               Buyer is a company duly organized, validly existing and in good standing under the laws of the state of Utah and the United States, and has all requisite power and authority to enter into, perform and carry out all of its duties and obligations in the transaction contemplated by this Agreement.

b.              The execution, delivery and performance of this Agreement and the consummation of the transaction on the part of Buyer contemplated hereunder have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement is (or will be when executed and delivered pursuant hereto) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

c.               Neither the execution and delivery of this Agreement by Buyer, nor Buyer’s compliance with any of the terms and provisions of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation of, or constitute a material default under its Bylaws or any other agreement, contract or commitment to which it is a party; nor will the performance by Buyer of its obligations hereunder violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Buyer is subject.

6.                                       Attorney Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement or any other agreement, document, contract, instrument or other writing entered into in connection herewith, because of an alleged dispute, breach, default, or misrepresentation, in connection with any of the provisions of this Agreement or such other writing, the successful or prevailing party shall be entitled to recover its reasonable attorney fees, and other costs and expenses, incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled, but in case to exceed the amount of Consideration.

7.                                       Buyer’s Responsibilities.  Upon Closing, Buyer shall initiate a program of capital investment into the Company, as outlined in Exhibit “B” and ensure the appointment of Sellers’ Representative to its Board of Directors.

8.                                       Review Period  The period of time between the date of this Agreement and the Closing Date is herein referred to as the “Review Period”.

9.                                       Property Leases and Acquisitions by Sellers  It is understood by the parties hereto that Buyer intends to build a “Topper Plant” to produce diesel in Kaliningrad.  Sellers hereby agree to use all commercially reasonable efforts to assist Buyer with either (a) the lease for the benefit of Buyer, for a period of no less than 49 years, or (b) the purchase, of property currently owned by the Russian Federation, for and upon which Buyer will construct and operate said Topper Plant.  In addition, Sellers will immediately begin negotiations with the appropriate third parties to lease or acquire for the benefit of Buyer a terminal facility suitable for the use of Buyer.

10.                                 GAAP Accounting.  Within the time frame contemplated by the Bill of Sale (herein so called) to be entered into by and among the parties hereto, Sellers will provide complete financials of the Company to Buyer prepared according to and in compliance with the American Generally Accepted Accounting Principles.

11.                                 Access.  During the Review Period, Buyer will be given access to all applicable documents in Sellers’ or Company’s possession pertaining to its assets, liabilities, equity, and all expired, pending and current contracts (the “Due Diligence Documents”), and full access to Company facilities and property, and to all Company employees, agents, creditors, debtors, bankers and representatives.

12.                                 Condition.  Buyer’s decision to pay the Consideration and close this transaction is contingent upon Buyer’s reasonable review, analysis, and acceptance, in its sole discretion, of matters related to the physical, legal and economic conditions and feasibilities of the Company, including, without limit, an inspection of the properties of the Company.  Sellers’ decision to deliver the Shares and close this transaction is contingent upon Buyer providing credit to finance the program of capital investment into the Company, as outlined in Exhibit B within the period contemplated therein.

13.                                 Loss and Liens.  The risk of any loss, condemnation, or destruction of all or any part of the Company’s property prior to closing is upon the Sellers.  Sellers shall not place, permit, or cause to be placed any liens or encumbrances on the title to the Company’s property or the Company Stock from the date hereof through closing.

14.                                 No Marketing.  Sellers nor the Company, nor any employee, agent or representative of Sellers or the Company, may not market, nor consider offers for selling, transferring, pledging or otherwise encumbering or alienating the Company Stock, or the Company’s property, prior to Closing.

15.                                 Notices.  In order to be effective all notices, consents, approvals and disapprovals (“Notice”) required by this Agreement must be in writing, signed by an officer or lawful agent of the party giving such Notice, and either (i) personally delivered; or (ii) deposited for delivery by a recognized, private overnight courier for next business morning delivery, properly addressed, and with the full waybill prepaid.  Notice shall be deemed received and effective on the earlier of the date actually received, or, if applicable, three (3) business days after being sent as specified in clause (ii) of this paragraph.  Notices must be addressed to the parties hereto at the addresses first stated above.

16.                                 Entire Agreement; Amendments.  Each of the parties represents that no promise or agreement which is not expressed in this Agreement, has been made to such party in executing this Agreement, and neither of the parties is relying upon any statement or representation not contained in this Agreement.  This Agreement, including the Exhibit hereto, constitutes the entire understanding between the parties hereto relative to the subject matter hereof, superseding any and all prior agreements, arrangements, and understandings, written or oral, between the parties.  This Agreement may be amended only by a written instrument signed by the parties.

17.                                 Binding Effect; Permissibility of Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to its conflict of laws rules.

19.                                 No Brokers.  Save and except Sellers’ Representative, each party represents and warrants that it has dealt with no broker or finder in connection with the transaction contemplated by this Agreement, and that no broker or other person is entitled to any commission or finder’s fee in connection with this transaction.  Each party agrees to indemnify, defend and hold harmless the other party against any commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

20.                                 Sellers’ Representative.  Sellers have fully authorized and empowered Sellers’ Representative by and through a lawful Power of Attorney sufficient for Sellers’ Representative to execute this Agreement on behalf of Sellers, and by such execution Sellers agree to be lawfully and fully obligated and bound to the terms herein as if Sellers, themselves had executed this Agreement directly.

21.                                 Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, it is the intent of all of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

22.                                 Covenant of Good Faith and Fair Dealing.  With regard to their respective obligations and commitments under this Agreement, each of Buyer and Seller covenants that it shall act in good faith and deal fairly with the other party.

23.                                 Reasonable Cooperation.  Each party hereto agrees to execute and deliver such instruments and take such other action as the other party may reasonably request in order to carry out the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

SELLERS:

KOVALSKY VLADIMIR VASYLEVICH, VASILUK YURY NIKOLAEVICH, IVARS HOVALKO, and KRISHNA PEMSING

/s/ VLADIMIR KOVALSKI	2-9-05
VLADIMIR KOVALSKI	Date
Seller’s Representative, lawfully and fully signing on behalf of each Seller, and thus binding same.

BUYER:

APOLLO RESOURCES INTERNATIONAL, INC.

/s/ Dennis G. McLaughlin, III	3-18-05
Dennis G. McLaughlin, III	Date
Chief Executive Officer

EXHIBIT “A”

KALININGRADNEFT

Estimated Financial Condition
As of December 31, 2003

US$
Assets

Contracted Revenue Receivable (12 months x $1,230,000)	14,760,000

Lease Licenses and all Oil Field Equipment	1,500,000

Rolling Stock	240,000

Field Facilities (under construction)	300,000

$16,800,000

Liabilities : Trade Financing (short term, 1yr, 10%)	3,000,000

Equity

Charter Capital (Paid in Capital)	2,000,000
Retained Earnings	$11,800,000

$16,800,000

Other Estimated Financial Conditions:

1.                                       The Annual Net Profit to the Company is approximately US$5,000,000.

2.                                       As there is no excise or export tax in Kaliningrad, exports from there save approximately $10 to $11 per barrel sold.

3.                                       Current production from the existing 8 wells is approximately 32,000 BBLs per month.

4.                                       Production from reserves of existing 8 wells, through August, 2009, is approximately 950,000 BBLs

5.                                       The two additional wells discussed in Exhibit “B” are estimated to produce through August, 2009, approximately 720,000.

6.                                       The current license (lease) (“Lease 1”) covers approximately 300 sq. kilometers.

7.                                       Sellers are currently acquiring a new and separate license (lease) (“Lease 2”) that is expected to be granted between February 12, 2005 and February 17, 2005, and will cover approximately 225 sq. kilometers.

EXHIBIT “B”

KALININGRADNEFT

Buyer’s Responsibilities

(for the initiation of a program of capital investment)

1.                                       Buyer will provide all drilling rigs and associated equipment for the development of new and existing fields of Kaliningradneft under both Lease 1 and Lease 2 (as defined in Exhibit “A”);

2.                                       Buyer will perform rework as necessary on the wells on Lease 1;

3.                                       Buyer will develop the new field under Lease 2; and

4.                                       Buyer will provide a “Topping Plant” to process diesel for export.  (Sellers will provide the land for the plant.)